Exhibit 99.1

ConocoPhillips Reports First-Quarter Earnings of $3.0 Billion or $2.09 Per Share

First-Quarter Highlights

  Adjusted earnings of $2.6 billion or $1.82 per share
  Production of 1.7 million BOE per day
  Worldwide refining capacity utilization rate of 89 percent
  Completed disposition of LUKOIL shares
  Repurchased $1.6 billion of ConocoPhillips shares
  Increased dividend rate by 20 percent

HOUSTON--(BUSINESS WIRE)--April 27, 2011--ConocoPhillips (NYSE:COP) today reported first-quarter earnings of $3.0 billion, compared with first-quarter 2010 earnings of $2.1 billion. Excluding gains from asset dispositions, first-quarter 2011 adjusted earnings were $2.6 billion, or $1.82 per share.

“While our financial results were much improved from a year ago, E&P production and R&M capacity utilization did not meet our targets,” said Jim Mulva, chairman and chief executive officer. “The quarter was negatively impacted by approximately $200 million from unplanned downtime and from variable compensation expense related to prior-year performance.”

Exploration and Production’s (E&P) first-quarter 2011 adjusted earnings were higher, compared with the same period in 2010, primarily due to higher prices, partially offset by lower volumes and higher taxes.

Production for the first quarter of 2011 was 1.7 million barrels of oil equivalent (BOE) per day, a decrease of about 125,000 BOE per day versus the same period in 2010. Field decline, primarily in the North Sea, Lower 48, China and Alaska, decreased production by approximately 190,000 BOE per day, which was largely offset by about 180,000 BOE per day of new production and improved well performance. The new production was primarily from the company's Qatargas 3 project, Bohai Bay’s development optimization program and the liquids-rich shale plays in the Lower 48. Unplanned E&P downtime, primarily from the temporary shutdown of the Trans Alaska Pipeline System in January, a supply vessel collision with the company’s Britannia platform and civil unrest in Libya, adversely impacted production by about 65,000 BOE per day. Asset dispositions in 2010 and the first quarter of 2011 also negatively impacted year-over-year production by approximately 50,000 BOE per day.

The unplanned E&P downtime of approximately 65,000 BOE per day reduced earnings for the quarter by about $100 million.

“Consistent with our strategy, we continue to build our Exploration portfolio of high-impact drillable prospects and expand our positions in world-class shale opportunities,” added Mulva.

During the quarter, significant exploration activities included the acquisition of two Norwegian blocks in the Barents Sea, the spudding of the Peking Duck wildcat well in the North Sea and the acquisition of 33,000 net acres in the emerging Wolfcamp shale play in North America. In the Lower 48 shale plays of Eagle Ford, North Barnett and Bakken, exploration and development continues with 20 operated rigs currently drilling. Results from these programs continue to meet or exceed expectations.

“While we had significant improvement in earnings from our downstream business, we did not capture all the market opportunities available to us due to downtime at several refineries,” said Mulva.

Refining & Marketing’s (R&M) first-quarter 2011 earnings were higher than the corresponding period of 2010, primarily due to improved global refining margins. Improved market crack spreads were partially offset by weaker crude differentials and lower secondary product margins. The U.S. refining crude oil capacity utilization rate was 87 percent and the international rate was 96 percent in the quarter.

“For the quarter, earnings would have been about $50 million higher if we had operated our U.S. downstream at planned levels,” said Mulva.

During the quarter, R&M’s working capital increased $2.0 billion, adversely impacting cash from operations. The increase was primarily related to management of the company's discretionary inventory position. An earnings benefit of about $50 million was recognized this quarter related to trading around these inventory positions. Later this year, ConocoPhillips expects to recognize an additional $50 million of earnings from inventory positions taken in the first quarter of 2011.

The Chemicals segment posted record earnings of $193 million in the first quarter. The strong earnings were due to higher margins, mostly in olefins and polyolefins, as well as lower costs. The Midstream segment’s results for the first quarter of 2011 were in line with the first quarter of 2010.

Corporate expenses for the quarter of $304 million after-tax were improved slightly compared with the first quarter of 2010. Although interest expense decreased due to reduced debt levels, higher benefit-related expenses and taxes nearly offset the improvement.

Controllable costs were flat for the quarter compared with a year ago. However, variable compensation expense related to prior-year performance negatively impacted earnings for the quarter by approximately $50 million after-tax.

The company completed the sale of its OAO LUKOIL shares in the first quarter. In addition, ConocoPhillips repurchased 21 million of its own shares for $1.6 billion and increased the quarterly dividend rate by 20 percent to 66 cents per share.

Also during the quarter, the company announced plans to sell an additional $5 billion to $10 billion of noncore assets over the next two years. Proceeds from the increased asset sales are expected to be used primarily to fund the company’s recently announced $10 billion share repurchase program and for capital investment opportunities.

“We remain focused on delivering value through improving returns, increasing shareholder distributions and growing production and reserves per share,” said Mulva.

First-Quarter Financial Highlights

For the first quarter of 2011, ConocoPhillips reported earnings of $3.0 billion, or $2.09 per share, compared with earnings of $2.1 billion, or $1.40 per share, for the same period in 2010. First-quarter 2011 earnings included $394 million in gains from North American asset sales and LUKOIL share dispositions.

First-quarter 2011 adjusted earnings were $2.6 billion, or $1.82 per share, compared with adjusted earnings of $2.2 billion, or $1.47 per share, for the same period in 2010. Adjusted earnings for the quarter increased versus the prior year, primarily due to the impact of higher commodity prices and global refining margins. This increase was partially offset by lower production volumes, the absence of equity earnings from LUKOIL and higher taxes.

During the first quarter of 2011, ConocoPhillips generated $4.0 billion in cash from operations excluding working capital increases of $2.1 billion, resulting in cash from operations of $1.9 billion. In addition, the company received $1.8 billion in proceeds from asset dispositions. These proceeds plus available cash were used to fund a $3.1 billion capital program, repurchase $1.6 billion of ConocoPhillips common stock, pay $0.9 billion in dividends and reduce debt by $0.4 billion. At March 31, 2011, the company’s cash and short-term investments were $8.4 billion, including cash and cash equivalents of $6.2 billion. The company ended the quarter with debt of $23.2 billion and a debt-to-capital ratio of 25 percent.

Adjusted Earnings
	Millions of Dollars
	First Quarter
	2011	2010
Exploration and Production (E&P)	$2,197	1,915
Midstream	73	77
Refining and Marketing (R&M)	480	21
LUKOIL Investment	2	387
Chemicals	193	110
Emerging Businesses	(7)	6
Corporate and Other	(304)	(308)
ConocoPhillips	$2,634	2,208

Earnings
	Millions of Dollars
	First Quarter
	2011	2010
Exploration and Production (E&P)	$2,352	1,832
Midstream	73	77
Refining and Marketing (R&M)	482	(4)
LUKOIL Investment	239	387
Chemicals	193	110
Emerging Businesses	(7)	6
Corporate and Other	(304)	(310)
ConocoPhillips	$3,028	2,098

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,600 employees, $160 billion of assets, and $226 billion of annualized revenues as of March 31, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips. Controllable costs include production and operating expenses; selling, general and administrative expenses; and exploration expenses excluding dry hole costs and leasehold impairments.

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	First Quarter
	2011	2010
ConocoPhillips
Earnings	$3,028	2,098
Adjustments:
Net gain on asset sales	(394)	-
Cancelled projects	-	110
Adjusted earnings	$2,634	2,208

Earnings per share of common stock (dollars)	$2.09	1.40

Adjusted earnings per share of common stock (dollars)	$1.82	1.47

CONTACT:
ConocoPhillips
Nancy Turner, 281-293-1430 (media)
nancy.e.turner@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com